For the period ended 09/30/2006                    Series 3,4,5,6,7,8,9,10,11,12
File No. 811-7852

Sub-Item 77C:  Submission of matters to a vote of security holders
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The definitive  Proxy Statement used in connection with USAA Mutual Funds Trust
Special Meeting of Shareholders on July 19, 2006 was filed with the Securities and Exchange Commission on May 26, 2006 and is hereby incorporated by reference.

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The following  proposals and voting results pertain to one or more series within
USAA Tax Exempt Fund, Inc. (the Company). Shareholders of record on May 26, 2006 were entitled to vote on the proposals shown below. Votes shown for proposal 1 are for the entire series of the Company. Votes shown for proposal 2 are for each individual series. All proposals were approved by the shareholders.

PROPOSAL 1
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         Proposal to re-elect Directors:

                                                                  VOTES
         DIRECTORS                          VOTES FOR             WITHHELD
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         Richard A. Zucker                  2,163,420,153         53,327,179

         Barbara B. Dreeben                 2,160,043,095         56,704,237

         Robert L. Mason, Ph.D.             2,165,149,985         51,597,347

         Michael F. Reimherr                2,165,100,631         51,646,701

         Christopher W. Claus               2,165,230,174         51,517,158

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PROPOSAL 2
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         Proposal to approve plans of reorganization:

                             NUMBER OF SHARES VOTING

                                                 FOR          AGAINST      ABSTAIN    BROKER NON-VOTE
         USAA Long-Term Fund                    92,827,834    1,557,339    2,214,599       3,429,555
         USAA Intermediate-Term Fund           115,972,578    2,229,088    2,510,861       7,132,091
         USAA Short-Term Fund                   60,097,107      736,959      771,124       2,956,331
         USAA Tax-Exempt Money Market Fund   1,332,043,890   33,212,229   22,279,721       1,222,205
         USAA California Bond Fund              36,310,723      535,698      790,806       1,522,896
         USAA California Money Market Fund     277,143,979    5,784,911    4,179,351         368,358
         USAA New York Bond Fund                 7,241,252      104,939      228,266         243,740
         USAA New York Money Market Fund        44,014,391      670,539      158,460          37,511
         USAA Virginia Bond Fund                26,420,100      473,136      712,460       1,058,814
         USAA Virginia Money Market Fund       122,220,907    1,209,530    3,324,600         797,143
